EXHIBIT 99.1

Tanger Outlet Centers Acquires Atlantic City Outlets The Walk and Ocean City Factory Outlets
Adding Nearly 700,000 Square Feet to Tanger's National Portfolio
GREENSBORO, N.C., July 15, 2011 (GLOBE NEWSWIRE) -- Tanger Factory Outlet Centers, Inc., (NYSE:SKT), today announced closing on its admission into three existing entities that results in it acquiring substantially all of the economic interests in Phase I & II of Atlantic City Outlets The Walk (Atlantic City, New Jersey) and Ocean City Factory Outlets (Ocean City, Maryland).
The combined acquisition price of $199.3 million consists of approximately $125.8 million in cash and the assumption of approximately $73.5 million of indebtedness, and also includes Phase III of Atlantic City Outlets, which is anticipated to close later this year.
"We are delighted to acquire these interests in these two properties, which increase Tanger's geographic presence in the great states of New Jersey and Maryland. Both properties have excellent locations in densely populated, well established tourist/resort areas with a high quality line-up of retailers," stated Steven B. Tanger, President and Chief Executive Officer.
Atlantic City Outlets The Walk is comprised of approximately 491,000 leasable square feet, built in a series of three phases, and is located across from The Boardwalk at the intersections of Atlantic, Baltic, Michigan and Arkansas Avenues. Atlantic City, New Jersey, known for its beaches, casinos, shopping and dining, attracts approximately 34 million visitors each year. Atlantic City Outlets The Walk is at the foot of the Atlantic City Expressway, within walking distance of numerous casinos and the Atlantic City Convention Center.
There are approximately 100 outlet stores in Atlantic City Outlets The Walk, many of whom are current tenants at Tanger Outlet Centers across the U.S. Phase I and II are currently 99% occupied. The success of this development spurred the expansion and recent completion of Phase III, which is currently 80% occupied, with leases out for signature for one of the three remaining unoccupied suites.
Shoppers who visit the newly branded Tanger Outlets The Walk will find designer outlets and name brand stores for the entire family such as Adidas, Aeropostale, American Eagle, Banana Republic, BCBGMAXAZRIA, Brooks Brothers, Calvin Klein, Carter's, Coach, Donna Karan New York, Eddie Bauer, Fossil, G by Guess, Gap Generation, H&M, Izod, J. Crew, Jockey, Jones New York, Kenneth Cole, Lacoste, Lane Bryant, Nautica, NIKE, Nine West, Old Navy, Oshkosh B'Gosh, Pacsun, Polo Ralph Lauren Factory Store, Reebok, Rockport, Skechers, St. John, Timberland, Tommy Hilfiger, and Under Armour, to name just a few.
This "streetscape" center, spread out across three city blocks, also provides shoppers with a wide variety of restaurants to choose from including Ruby Tuesday, Applebee's, Cavo Crepe Café, The Melting Pot, LongHorn Steakhouse and Ruth's Chris Steak House.
The Ocean City Factory Outlets, currently 93% occupied, is located on approximately 21 acres and includes approximately 200,000 leasable square feet, with approximately 40 outlet stores such as Aeropostale, Calvin Klein, Carter's, The Children's Place, Dress Barn, Gap, Izod, Jos. A Bank, Justice, Lids, Oshkosh B'Gosh, Reebok, Rue21, and Tommy Hilfiger, to name a few. Located along Route 50, the center is minutes from the boardwalk in the seaside vacation town of Ocean City, Maryland. Ocean City is a popular beach destination for residents of Washington, D.C. and Baltimore. The population swells to over 320,000 during the summer months, with over 10 million visitors annually. Additionally, Ocean City, Maryland is approximately 30 miles from the 568,900 square foot Tanger Outlet Center in Rehoboth Beach, Delaware. This close proximity to one of Tanger's seasoned high volume centers is expected to afford many synergies to the property in Ocean City, Maryland.
"We believe that our marketing programs, operations and leasing expertise together with Tanger's national brand awareness will enhance the shopping experience and bring additional exciting designer and name brand stores to both properties. These opportunistic acquisitions should be accretive in the first year of our ownership. When combined with Tanger's recently announced Jeffersonville, Ohio acquisition, the addition of these two outlet centers in New Jersey and Maryland adds a total of 1.1 million square feet to Tanger's portfolio of properties," Tanger concluded.
About Tanger Factory Outlet Centers, Inc.
Tanger Factory Outlet Centers, Inc., (NYSE:SKT) is a publicly-traded REIT headquartered in Greensboro, North Carolina that upon the closing of these transactions will operate and own, or have an ownership interest in, a portfolio of 37 upscale outlet shopping centers in 25 states coast-to-coast, totaling approximately 11.4 million square feet, leased to over 2,300 stores that are operated by more than 390 different brand name companies. More than 175 million shoppers visit Tanger Outlet Centers annually. For more information on Tanger Outlet Centers, call 1-800-4-TANGER or visit our website at www.tangeroutlet.com.
This news release contains forward-looking statements within the meaning of federal securities laws. These statements may include, but are not limited to, the acquisitions' projected accretion and the company's leverage profile, as well as other statements regarding management's beliefs, expectations, plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company's ability to lease its properties, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
CONTACT: Frank C. Marchisello, Jr.
Executive Vice President and CFO
(336) 834-6834

Mona J. Delia
Vice President of Corporate Communications
(336) 856-6021